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                                                                   EXHIBIT 99(a)

                              FOR:   Salton, Inc.

                      APPROVED BY:   William B. Rue
                                     President and Chief Operating Officer
                                     (847) 803-4600
FOR IMMEDIATE RELEASE
                          CONTACT:   Investor Relations:
                                     Cheryl Schneider/Hulus Alpay/Brian Schaffer
                                     Press: Evan Goetz/Stacy Roth
                                     Morgen-Walke Associates
                                     (212) 850-5600

                   SALTON, INC. TO ACQUIRE PIFCO HOLDINGS PLC

                  --WILL BE IMMEDIATELY ACCRETIVE TO EARNINGS--
 --EXPANDS SALTON'S BUSINESS INTO THE UNITED KINGDOM AND OTHER EUROPEAN MARKETS-
              --ENHANCES SALTON'S ABILITY TO CROSS-SELL PRODUCTS--

         MOUNT PROSPECT, IL, May 2, 2001 -- Salton, Inc. (NYSE: SFP) today announced that it has launched an all-cash tender offer to acquire all of the outstanding common shares of Pifco Holdings PLC ("Pifco") in a transaction that values Pifco at approximately $75 million. Pifco, headquartered in the United Kingdom, produces and markets a broad range of branded personal care appliances, electrical hardware, cookware and battery operated products under the brand names of Pifco(R), Salton(R), Carmen(R), Russell Hobbs(R), Tower(R), Hi-Tech(R), Mountain Breeze(R) and Haden(R). For the year ended April 30, 2000, Pifco had annual sales of approximately US$67 million and net income of approximately US$5.9 million. Additional financial terms of the transaction were not disclosed.

         The Board of Directors of both Salton and Pifco have approved the transaction and certain directors and shareholders of Pifco have entered into irrevocable undertakings to support the transaction. The transaction, which is subject to normal closing conditions, is expected to close in the second calendar quarter of this year.

         Leonhard Dreimann, Chief Executive Officer of Salton, commented, "This transaction, which is expected to be immediately accretive to earnings excluding one-time transaction costs, is part of Salton's strategy of expanding international sales. Pifco is a very attractive growth company in its own right, and is also an ideal fit for us as it provides Salton with entry into the United Kingdom and other European markets via Pifco's strong European distribution channels. We will be able to cross-sell products under


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SALTON, INC. TO ACQUIRE PIFCO HOLDINGS PLC                               PAGE: 2

each Company's brand names and accelerate the marketing of certain of our products, including our George Foreman(TM) line of products, in Europe. In addition, we expect that we will be able to achieve significant cost savings through the use of our proven and focused strategy of outsourcing appliances to overseas vendors."

ABOUT SALTON, INC.

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R), Welbilt(R) and Aircore(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names as Block China(R), Atlantis(R)Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Timex(R), Stiffel(R), Ultrasonex(TM) and Relaxor(R).

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.

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